     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 23, 2022, accompanying the financial statements of Insured Municipals Income Trust, Series 708 (included in Invesco Unit Trusts, Municipal Series 1341) as of August 31, 2022, and for the period from September 5, 2019 (date of deposit) through August 31, 2020 and for each of the two years in the period ended August 31, 2022, and the financial highlights for the period from September 5, 2019 (date of deposit) through August 31, 2020 and for each of the two years in the period ended August 31, 2022, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-227985) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 23, 2022